Exhibit 2.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 22, 2005, by and among Gulfport Energy Corporation, a Delaware corporation (the “Company”), Southpoint Fund LP, a Delaware limited partnership (“Southpoint Fund”), Southpoint Qualified Fund LP, a Delaware limited partnership (“Southpoint Qualified Fund”) and Southpoint Offshore Operating Fund, LP, a Cayman Islands exempted limited partnership (“Southpoint Offshore”, and each of Southpoint Fund, Southpoint Qualified Fund and Southpoint Offshore referred to individually herein as a “Purchaser” and collectively as the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to buy from the Company, the number of Shares (as defined below) set forth opposite such Purchaser’s name on Schedule I hereto, for an aggregate of 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.    SUBSCRIPTION FOR AND PURCHASE OF SHARES

1.1    Purchase of Shares. Subject to the terms and conditions set forth herein, the Purchasers hereby subscribe for and agree to purchase, and the Company hereby agrees to sell, assign, transfer and deliver to the Purchasers, the Shares for an aggregate consideration of $7,000,000 (the “Purchase Price”) in the amounts and for the consideration set forth on Schedule I hereto.

1.2    Closing Date. The closing of the transactions contemplated hereby shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201-4675, at 10:00 a.m., central time, on February 18, 2005, or at such other location, date and time, as may be agreed upon between the Purchasers and the Company, or by facsimile or other electronic means (such closing being called the “Closing” and such date and time being called the Closing Date).

1.3    Delivery. At the Closing, the Company shall deliver to the Purchasers or their designee a certificate or certificates representing the Shares against payment of the Purchase Price by wire transfer or payment with other immediately available funds to an account designated by the Company in writing.

1.4    Legend. (a) The certificate or certificates representing the Shares shall bear a legend restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledging the restrictions on transfer set forth herein, such legend shall be substantially in the following form:

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THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF ITS COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND REASONABLY CONCURRED IN BY THE COMPANY’S COUNSEL, THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE STOCKHOLDERS IDENTIFIED THEREIN, PROVIDING FOR, AMONG OTHER THINGS, CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.

(b) The Company agrees (i) to remove the legend set forth in Section 1.4(a) upon receipt of an opinion of the Purchaser’s counsel, reasonably concurred in by the Company’s counsel within ten (10) business days of the Company’s receipt of such opinion, that the Shares are eligible for transfer without registration under the Securities Act and (ii) to remove such legend at such time as the Shares are sold pursuant to an effective registration statement registering the Shares under the Securities Act.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers that, as of the date hereof:

2.1    Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or conditions (financial or otherwise) of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

2.2    Authorization. The Company has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement (as defined below) (collectively, the “Transaction Agreements”) and the authorization, sale, issuance and delivery of the Shares. The Transaction Agreements constitute the legal, valid, and binding obligation of the Company enforceable in accordance with their terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

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2.3    No Conflict. The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, result in the creation or imposition of (or the obligation to create or impose) any lien, claim or encumbrance upon any of the property or assets of the Company pursuant to the terms of, any provision of, the Company’s Restated Certificate of Incorporation or Bylaws, as amended, or any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which would have a Material Adverse Effect or would materially impair or restrict the Company’s power to perform its obligations as contemplated under such agreements.

2.4    Capitalization. (a) The authorized capital stock of the Company consists solely of (i) 35,000,000 shares of Common Stock, of which 22,146,566 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which the Company has designated 30,000 shares as Series A Preferred Stock, 14,329 of which are issued and outstanding or issuable pursuant to the terms thereof. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights. None of the outstanding shares of capital stock of the Company were issued in violation of the Securities Act or any state securities laws.

(b) Except as set forth on Schedule 2.4(b) hereof, the Company has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company’s capital stock, any other commitments or agreements providing for the issuance of additional shares of the Company’s capital stock, the sale of treasury shares or for the repurchase or redemption of shares of the Company’s capital stock or any obligations arising from canceled stock of the Company. Other than this Agreement, there are no agreements of any kind which may obligate the Company to issue, sell, purchase, register for sale, redeem or otherwise acquire any of its securities or interests. The issuance and sale of the Shares will not give rise to any preemptive rights or rights of first refusal on behalf of any person in existence on the date hereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on Schedule 2.4(b) hereof, there are no outstanding securities of the Company, or contracts binding on the Company relating to such securities, that give to their holders anti-dilution protections or similar rights. Except as set forth on Schedule 2.4(b) hereof, the issuance of the Shares will not give any other holder of the Company’s securities the right to receive as a result of such issuance any additional securities or property or change any material rights enjoyed with respect to such securities.

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(c) The Shares have been duly authorized, and, upon issuance pursuant to the terms hereof, (a) will be validly issued, fully paid and nonassessable, (b) will not be subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Company or, to the Company’s knowledge, any other person, and (c) the applicable Purchaser will obtain sole record and beneficial ownership of such Shares and take good marketable title thereto, free and clear of any liens, encumbrances, claims, charges, taxes, options or transfer restrictions of any kind which are imposed by the Company, or arise as a result of the Company’s action or omission, other than those transfer restrictions explicitly set forth in the Transaction Agreements.

(d) Except as set forth on Schedule 2.4(d) hereof, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.

2.5    Compliance With Securities Laws. (a) Subject to and in reliance on the truth and accuracy of the Purchasers’ representations and warranties set forth in this Agreement, the offer, sale and issuance of the Shares is exempt from the registration requirements of the Securities Act and any applicable state securities laws and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(b)    Neither the Company, nor any affiliate of the Company, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Shares pursuant to the Transaction Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act which would cause the exemptions from the Securities and Exchange Commission (the “SEC”) registration upon which the Company is relying for the offering or issuance of the Shares pursuant to the Transaction Agreements to be unavailable, or would cause any applicable state securities laws exemptions or any applicable stockholder approval provisions exemptions, including, without limitation, under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the foregoing.

2.6    SEC Documents. (a) Except as set forth on Schedule 2.6(a), the Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2002 (the “SEC Documents”). As of their respective dates, except as set forth on Schedule 2.6(a), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later document filed with the SEC and made publicly available prior to the date of this Agreement, none of the SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The Company’s financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cashflows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnotes). Except as disclosed in financial statements included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which would reasonably be expected to have a Material Adverse Effect. Since September 30, 2004, the Company has incurred no material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice.

(c) The Company maintains a system of internal control over financial reporting which, to the Company’s knowledge, is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule l5d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect the Company’s internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct; and the Company is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act that are effective.

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(d) All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or specifically identified in the SEC Documents to the extent required by the rules and regulations of the SEC as in effect at the time of filing of such SEC Documents. All such material agreements required to be filed as exhibits to the SEC Documents that are in effect as of the date hereof are legal, valid and binding obligations of the Company in accordance with their respective terms and, to the knowledge of the Company, the other parties thereto, except in any case as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company is not, nor to its knowledge is any counterparty, in violation of or default under, any material agreement.

2.7    Governmental and Like Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Transaction Agreements, the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated by the Transaction Agreements, except with respect to the Company’s credit agreement with Bank of Oklahoma (which such consent shall be obtained on or before the Closing Date), such filings as may be required to be made with the SEC, the Over-the-Counter Bulletin Board or under applicable state securities laws.

2.8    Litigation. Except as disclosed in the SEC Documents, there is no suit, action, or proceeding pending or affecting the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (a) have a Material Adverse Effect, (b) impair the Company’s ability to perform its obligations under the Transaction Agreements or (c) prevent the consummation of any of the transactions contemplated by the Transaction Agreements, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen in the future have, any such effect.

2.9    No Material Adverse Changes. Since September 30, 2004, (a) there has been no event which has had a Material Adverse Effect; (b) except as contemplated by this Agreement or as described in the SEC Documents, and except with respect to (i) the closing of a private placement of 2,000,000 shares of Common Stock on February 18, 2005 and (ii) the adoption of the Company’s 2005 Stock Incentive Plan, there has been no transaction entered into by the Company other than transactions in the ordinary course of business or transactions which would not, individually or in the aggregate, be material to the Company; (c) there have not been any changes in the Company’s authorized capital or any increases in the indebtedness of the Company; and (d) there has been no actual or, to the knowledge of the Company, threatened revocation of, or default under, any contract to which the Company is a party, except as would not have a Material Adverse Effect.

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2.10    Regulatory Matters. (a) The Company holds all permits, licenses, certificates, registrations and other similar authorizations necessary or appropriate for the conduct of its business (collectively, the “Authorizations”), the lack of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has maintained and kept in force and effect, and has applied in a timely manner for renewal of all such Authorizations. The Company is in compliance with all such Authorizations and any terms and conditions thereto except such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. Each Authorization which is material to the business of the Company is valid and in full force and effect, and the Company has not received notice from any regulatory authority of its intention to revoke, suspend, condition or fail to renew any such Authorization, which would, individually or in the aggregate, have a Material Adverse Effect. No event has occurred, or facts and circumstances exist, which would be reasonably expected to allow, or after notice or lapse of time would reasonably be expected to allow, revocation, suspension, non-renewal or termination or result in any other material impairment of the Company’s rights under any of its Authorizations to the extent that such revocation, termination or impairment would have a Material Adverse Effect.

2.11    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Shares to redeem outstanding shares of preferred stock of the Company and for general corporate purposes, including but not to limited working capital, capital expenditures, acquisitions and oil and gas exploration activities.

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser severally, but not jointly, hereby represents and warrants to the Company as follows:

3.1    Organization. Each of Southpoint Fund and Southpoint Qualified Fund is a limited partnership duly organized and validly existing under the laws of the State of Delaware, Southpoint Offshore, is an exempt limited partnership duly organized and validly existing under the laws of the Cayman Islands, and each Purchaser has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

3.2    Authority. Each of the Purchasers has taken all action necessary for the authorization, execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of the Purchasers and constitutes the legal, valid and binding obligation of each of the Purchasers, enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

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3.3    Investment. Each of the Purchasers is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Each of the Purchasers understands that the Shares have not been registered under the Securities Act and are being issued pursuant to an exemption from the registration requirements of the Securities Act. Each of the Purchasers has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Each of the Purchasers understands that it must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Each of the Purchasers represents that by reason of its, or of its management’s, business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in the Transaction Agreements.

3.4    Accredited Investor Status. Each of the Purchasers is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

3.5    Restricted Securities. Each of the Purchasers understand that the Shares are restricted securities under the Securities Act insofar as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations promulgated thereunder the Shares may be resold without registration under the Securities Act only in certain limited circumstances. Each of the Purchasers is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.6    Information.    Each of the Purchasers has received and reviewed the SEC Documents, the Company’s Restated Certificate of Incorporation and Bylaws, as amended, and other information provided to it by the Company in the course of the Purchaser’s due diligence. Each of the Purchasers acknowledge that it is satisfied with the information that it has received. Each of the Purchasers has had an opportunity to ask questions of and receive information and answers from the Company concerning the Company and the Common Stock and to assess and evaluate any information supplied to the Purchaser by the Company, and all such questions have been answered and all such information has been provided to the full satisfaction of such Purchaser.

4.    CONDITIONS PRECEDENT TO CLOSING

4.1    Conditions to Obligations of the Purchaser. The Purchasers’ obligation to purchase the Shares pursuant to this Agreement is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company under Section 2 of this Agreement shall be true, complete and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date and the Company’s Chief Executive Officer shall have certified to such effect to the Purchasers in writing.

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(b)    No Proceeding Pending. No proceeding challenging the Transaction Agreements, or the transactions contemplated thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental authority or official or shall be pending against or involving the Company.

(c)    Legal Compliance. The sale of the Shares to the Purchasers shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental authority or of or with any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made to the extent required on or before the date hereof and, when made, shall be in full force and effect.

(d)    Delivery of Stock Certificates. The Company shall have delivered or cause to be delivered a stock certificate or stock certificates representing the Shares.

(e)    Agreements, Conditions and Covenants. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date and the Company’s Chief Executive Officer shall have certified to such effect to the Purchasers in writing.

(f)    Registration Rights Agreement. The Company shall have executed and delivered a registration rights agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

(g)    Material Adverse Effect. There shall have been no event or events which has occurred which, taken individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.2    Conditions to Obligations of the Company. The Company’s obligation to sell and transfer the Shares pursuant to this Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Purchasers under Section 3 of this Agreement shall be true, complete and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(b)    No Proceeding Pending. No proceeding challenging the Transaction Agreements, or the transactions contemplated thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental authority or official or shall be pending against or involving the Company.

(c)    Agreements, Conditions and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be formed or complied with by it on or before the Closing Date.

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(d)    Registration Rights Agreement. The Purchaser shall have executed and delivered the Registration Rights Agreement.

5.    MISCELLANEOUS

5.1    Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, change, discharge or termination is sought.

5.2    Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Purchaser, without the prior written consent of each other party.

5.3    Section and Other Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.4    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

5.5    Counterparts. This Agreement may be executed in any number of counterparts (which shall include signatures by facsimile), each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

5.6    Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, one business day after deposit with a nationally recognized overnight courier service, or five business days after deposit with the U.S. Postal Service if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	if to the Purchasers:

Southpoint Capital Advisors LP
237 Park Avenue, Suite 900
New York, NY 10017
Attn: Rob Butts

(b)	if to the Company:

Michael Moore
Gulfport Energy Corporation
14313 North May Avenue, Suite 100
Oklahoma City, Oklahoma 73134
405-848-8807 ext 108

5.7    Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the date first written above.

COMPANY:

GULFPORT ENERGY CORPORATION

By: /s/ Mike Liddell
Mike Liddell
Chied Executive Officer

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PURCHASERS:

SOUTHPOINT FUND LP
By: Southpoint GP, LP, its general partner
By: Southpoint GP, LLC, its general partner

By: /s/ John S. Clark II
John S. Clark II
Managing Member

By: /s/ Robert W. Butts
Robert W. Butts
Managing Member

SOUTHPOINT QUALIFIED FUND LP
By: Southpoint GP, LP, its general partner
By: Southpoint GP, LLC, its general partner

By: /s/ John S. Clark II
John S. Clark II
Managing Member

By: /s/ Robert W. Butts
Robert W. Butts
Managing Member

SOUTHPOINT OFFSHORE OPERATING
FUND LP
By: Southpoint GP, LP, its general partner
By: Southpoint GP, LLC, its general partner

By: /s/ John S. Clark II
John S. Clark II
Managing Member

By: /s/ Robert W. Butts
Robert W. Butts
Managing Member

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Exhibit A

Registration Rights Agreement

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Schedule I

Purchasers

	Number of Shares	Consideration
Southpoint Fund LP	200,372	$701,302.00
Southpoint Qualified Fund LP	825,457	$2,889,099.50
Southpoint Offshore Operating Fund, LP	974,171	$3,409,598.50

Total	2,000,000	$7,000,000

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